UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

CONTRAFECT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 20, 2019

Dear stockholder:

You are cordially invited to attend the Annual Meeting of stockholders of ContraFect Corporation (the “Company”) that will be held on May 7, 2019, at 9:00 AM, local time, at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th floor, New York, New York 10022.

The formal notice of the Annual Meeting and the Proxy Statement are included with this invitation. We are holding the meeting for the following purposes:

1.

To elect Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz and Cary W. Sucoff to the board of directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2019.

3.	To transact any and all other business that may properly come before the meeting or any continuation, postponement, or adjournment thereof.

All stockholders of record of our common stock at the close of business on March 11, 2019, the record date, are entitled to notice of and to vote at this meeting and any continuation, postponement, or adjournment thereof. Whether or not you expect to attend the annual meeting of stockholders in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card, you may still decide to attend the annual meeting of stockholders and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

The board of directors and management look forward to seeing you at the meeting.

Sincerely yours,

Chairman of the Board

CONTRAFECT CORPORATION

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) of ContraFect Corporation, a Delaware corporation (the “Company”), will be held on May 7, 2019, at 9:00 AM, local time, at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th floor, New York, New York 10022, for the following purposes:

1.

To elect Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz and Cary W. Sucoff to the board of directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2019.

3.	To transact any and all other business that may properly come before the meeting or any continuation, postponement, or adjournment thereof.

All stockholders of record of our common stock at the close of business on March 11, 2019, the record date, are entitled to notice of and to vote at this meeting and any continuation, postponement, or adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 28 Wells Avenue, Yonkers, New York 10701 for a period of ten days prior to the Annual Meeting. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

Whether or not you expect to attend the Annual Meeting in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By order of the Board of Directors

Natalie Bogdanos General Counsel & Corporate Secretary

March 20, 2019

i

ii

CONTRAFECT CORPORATION

28 WELLS AVENUE, THIRD FLOOR

YONKERS, NEW YORK 10701

(914) 207-2300

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the board of directors of ContraFect Corporation, a Delaware corporation (“we,” “our,” “us,” or the “Company”), of proxies in the accompanying form to be used at our annual meeting of stockholders to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th floor, New York, New York 10022, on May 7, 2019 at 9:00 AM, local time, and any continuation, postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 3, 2019.

What materials are included?

These materials include:

•	Letter to Shareholders;

•	Notice of Meeting;

•	Our Proxy Statement for the Annual Meeting;

•	Proxy card for the Annual Meeting; and

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2018, which includes our audited consolidated financial statements (the “Annual Report”).

What items will be voted upon at the Annual Meeting?

There are two items that will be voted on at the Annual Meeting:

•

Election of Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz and Cary W. Sucoff to the board of directors to serve until the 2020 Annual Meeting of stockholders and until their successors are duly elected and qualified; and

•	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2019.

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares.

Who can vote at the Annual Meeting?

Stockholders of record of our common stock, $0.0001 par value per share (the “Common Stock”), at the close of business on March 11, 2019 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, we had 79,409,556 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote.

Who can attend the Annual Meeting?

You may attend the Annual Meeting only if you are a ContraFect stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. If you would like to attend the Annual Meeting, you must call (914) 207-2308 no later than 5:00 p.m., Eastern time, on May 3, 2019 to have your name placed on the attendance list. In order to be admitted into the Annual Meeting, your name must appear on the attendance list and you must present government-issued photo identification (such as a driver’s license). If your bank or broker holds your shares in street name, you will also be required to present proof of beneficial ownership of our Common Stock on the Record Date, such as a bank or brokerage statement or a letter from your bank or broker showing that you owned shares of our Common Stock at the close of business on the Record Date.

What constitutes a quorum for the Annual Meeting?

The presence in person or by proxy of the holders of a majority of the voting power of our outstanding common stock entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held as of the Record Date.

Difference between Stockholder of Record and Beneficial Owner

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the notice of the Annual Meeting (the “Notice”) and Proxy Statement were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice and Proxy Statement were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote by marking, signing and dating your proxy card and promptly returning it in the postage-paid envelope we have provided or returning it to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York, 11219, so that it is received no later than May 6, 2019. The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. Please carefully consider the information contained in this Proxy Statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form provided by the broker or other nominee.

Beneficial owners desiring to vote in person at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

What are the voting recommendations of the board of directors?

The board of directors recommends that our stockholders vote:

•

FOR the election of Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz and Cary W. Sucoff to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2019 (Proposal 2).

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•

FOR the election of Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz and Cary W. Sucoff as directors until the annual meeting of stockholders in 2020 and until their respective successors are duly elected and qualified (Proposal 1); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2019 (Proposal 2).

No matter currently is expected to be considered at the Annual Meeting other than the matters set forth in the accompanying Notice. However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies in their discretion on such matters.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker, bank, trustee or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers or other nominees have discretionary voting power with respect to proposals that are considered “routine,” but not with respect to “non-routine” proposals. Therefore, if you do not provide voting instructions to your broker, your broker may only vote your shares on some, but not all, of the proposals to come before the Annual Meeting. See further below at “What are broker non-votes, and how will they affect the vote on a proposal?”

Can I change or revoke my vote after I have delivered my proxy?

Stockholders of Record. Prior to the Annual Meeting, you may change your vote by submitting a later dated proxy in one of the manners authorized and described in this Proxy Statement. You may also give a written notice of revocation to our Corporate Secretary, as long as it is delivered to our Corporate Secretary at our headquarters, at 28 Wells Avenue, Third Floor, Yonkers, New York 10701, on or before May 6, 2019, or given to our Corporate Secretary at the Annual Meeting prior to the time your proxy is voted at the Annual Meeting. You also may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person by ballot. However, the mere presence of a stockholder at the Annual Meeting will not revoke a proxy previously given unless you follow one of the revocation procedures referenced above.

Beneficial Owners. If you hold your shares through a broker, bank, trustee or other nominee, please follow the instructions provided by your broker or other nominee as to how you may change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the Annual Meeting.

How can I communicate with the board of directors?

Our board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. If you wish to communicate with the board of directors, you may send your communication in writing to: General Counsel and Corporate Secretary, ContraFect Corporation, 28 Wells Avenue, Third Floor, Yonkers, New York 10701, who will forward all material communications from stockholders to the appropriate director or directors or committee of the board of directors based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

What is the voting requirement to approve each of the proposals?

Proposal	Votes required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the seven nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	Votes withheld and broker non-votes will have no effect

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

How are abstentions and votes withheld treated?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” with respect to the proposal regarding the ratification of the appointment of our independent auditor, are treated as shares present or represented and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors and abstentions have no effect on the ratification of the appointment of our independent auditor.

What are broker non-votes, and how will they affect the vote on a proposal?

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on routine matters, such as the ratification of the appointment of our independent auditor, but is prohibited from voting on other, non-routine matters, such as the election of directors. Broker non-votes will have no effect on the vote for the election of directors. Because brokers have discretionary authority to vote on the ratification of the appointment of our independent auditor, we do not expect any broker non-votes in connection with such proposals. Those items for which your broker cannot vote result in broker non-votes if you do not provide your broker with voting instructions on such items.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting by the board of directors. The inspector of election will separately count “FOR” and “AGAINST” votes, votes withheld,

abstentions and broker non-votes. The board of directors has appointed a representative of American Stock Transfer & Trust Company, LLC to serve as the inspector of elections at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The final voting results will be reported in a Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four business days of the Annual Meeting, and that Form 8-K will be available via the SEC Filings section of our website. We also expect to announce preliminary results at the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the board of directors will be borne by the Company. In addition to the solicitation of proxies by use of the mail, the Company may use the services of certain of its officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage firms and other stockholders.

Is there other business scheduled to be presented for consideration at the Annual Meeting?

Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the Notice of Annual Meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the Record Date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our Corporate Secretary of the stockholder’s intention to bring such business before the meeting. As of the date of this Proxy Statement, the Company has no knowledge of any business to be presented for consideration at the Annual Meeting other than the proposals described in the Notice of Annual Meeting. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide. The enclosed proxy gives Natalie Bogdanos, General Counsel and Corporate Secretary, and Michael Messinger, Chief Financial Officer, discretionary authority to vote your shares in accordance with his or her best judgment with respect to all additional matters that might come before the Annual Meeting, provided that the enclosed proxy is properly authorized by you.

Stockholder Proposals for 2020 Annual Meeting

Rule 14a-8 Proposals

To be eligible for inclusion in the Company’s proxy statement for the 2020 annual meeting of stockholders, stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received at the Company’s principal executive offices no later than December 5, 2019. Stockholder proposals should be addressed to: ContraFect Corporation, Attn: Corporate Secretary, 28 Wells Avenue, Third Floor, Yonkers, New York 10701.

Other Proposals or Nominees for Presentation at the 2020 Annual Meeting

Stockholder proposals and director nominations not intended for inclusion in the Company’s proxy statement for the 2020 annual meeting of stockholders, but which instead are sought to be presented directly at such meeting, must be received at the Company’s principal executive offices by our Secretary not less than ninety (90) calendar days nor more than one hundred twenty (120) days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2020 annual meeting of stockholders no earlier than the close of business on January 8, 2020 and no later than the close of business on February 7, 2020 to be considered timely. In the event that the date of the 2020 annual meeting of stockholders is more than thirty (30) days before or more than sixty (60) days after May 7, 2020, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2020 annual meeting and not later than the close of business on the 90th day prior to the 2020 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. Proxies will confer discretionary authority to vote on any untimely proposals or nominations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2019

Copies of this Proxy Statement and the Company’s 2018 Annual Report to stockholders are also available online at www.astproxyportal.com/ast/19556

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors. The authorized number of directors is determined from time to time by the board of directors, provided that our board must consist of at least one member. The Nominating and Corporate Governance Committee has recommended, and the board of directors (including a majority of the independent directors on the board) has nominated, seven individuals as director nominees for the Annual Meeting. These director nominees are: Steven C. Gilman, Sol J. Barer, Isaac Blech, David N. Low, Jr., Michael J. Otto, Roger J. Pomerantz and Cary W. Sucoff.

The board of directors has determined that each of Dr. Barer, Mr. Blech, Mr. Low, Dr. Otto, Dr. Pomerantz, and Mr. Sucoff is an “independent director” as defined by the applicable listing standards of The Nasdaq Stock Market, LLC (”Nasdaq”). The board of directors has determined that Dr. Gilman is not an “independent director” as defined by the applicable listing standards of Nasdaq as he serves as our Chief Executive Officer. If elected at the Annual Meeting, each director will hold office until the Company’s annual meeting of stockholders in 2020 and until his respective successor is duly elected and qualified.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as directors the persons whose names and biographies appear below. All of the persons whose names and biographies appear below are currently serving as our directors. If any nominee should become unable to serve or for good cause will not serve as a director at the time of the Annual Meeting, proxies will be voted for any substitute nominee designated by the board of directors, taking into account any recommendation by the Nominating and Corporate Governance Committee, to fill the vacancy, or the board of directors may elect to reduce its size. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Director Biographical Information

Biographical information concerning each of the nominees for director as of the date of this Proxy Statement is set forth below:

Name	Age	Position
Steven C. Gilman, Ph.D.	66	Director, Chairman of the Board
Roger J. Pomerantz, M.D., F.A.C.P.	62	Director, Vice Chairman of the Board
Sol J. Barer, Ph.D.	71	Director, Lead Independent Director
Isaac Blech	69	Director
David N. Low, Jr.	60	Director
Michael J. Otto, Ph.D.	70	Director
Cary W. Sucoff, J.D.	67	Director

Steven C. Gilman, Ph.D. Dr. Gilman has served as Chairman of our board of directors since May 2015. In March 2016, he was appointed Interim Chief Executive Officer of the Company and in July 2016 he was appointed Chief Executive Officer of the Company. Until 2015, he served as the Executive Vice President, Research & Development and Chief Scientific Officer at Cubist Pharmaceuticals, a biopharmaceutical company, until its acquisition by Merck & Co. Prior to joining Cubist in 2008, he served as Chairman of the Board of Directors and Chief Executive Officer of ActivBiotics, a privately held biopharmaceutical company. Previously, he worked at Millennium Pharmaceuticals, Inc., where he held a number of senior leadership roles including Vice President and General Manager of the Inflammation franchise responsible for all aspects of the Inflammation business from early gene discovery to product commercialization. Prior to Millennium, he was Group Director at Pfizer Global Research and Development, where he was responsible for drug discovery of novel antibacterial agents as well as several other therapeutic areas. Dr. Gilman has also held scientific, business, and academic appointments at Wyeth, Cytogen Corporation, Temple Medical School, and Connecticut College. He currently serves on the board of directors of publicly traded companies Akebia, Momenta Pharmaceuticals, Inc., SCYNEXIS Inc., and Vericel Corporation. Dr. Gilman received his Ph.D. and M.S. degrees in microbiology from Pennsylvania State University, his post-doctoral training at Scripps Clinic and Research Foundation, and received a B.A. in microbiology from Miami University of Ohio. He has authored over 60 publications and is an inventor on 7 patents. We believe that Dr. Gilman’s significant scientific, executive and board leadership experience in the pharmaceutical and biotechnology industries qualifies him to serve as a member of our board of directors.

Roger J. Pomerantz, M.D., F.A.C.P. Dr. Pomerantz has served as a member of our board of directors since April 2014 and was appointed Vice Chairman in May 2014. Since November 2013, Dr. Pomerantz has served as Chairman of the board of directors of Seres, a biotechnology company, and as its President and Chief Executive Officer since June 2014. From 2011 to 2013, he was formerly Worldwide Head of Licensing & Acquisitions, Senior Vice President at Merck & Co., Inc. where he oversaw all licensing and acquisitions at Merck Research Laboratories. Previously, he served as Senior Vice President and Global Franchise Head of Infectious Diseases at Merck. Prior to joining Merck, Dr. Pomerantz was Global Head of Infectious Diseases for Johnson & Johnson Pharmaceuticals. He joined Johnson & Johnson in 2005 as President of Tibotec Pharmaceuticals, Inc. Dr. Pomerantz received his B.A. in Biochemistry at the Johns Hopkins University and his M.D. at the Johns Hopkins School of Medicine. He received post-graduate training at the Massachusetts General Hospital, Harvard Medical School and M.I.T. Dr. Pomerantz is Board Certified in both Internal Medicine and Infectious Diseases. He was Professor of Medicine, Biochemistry and Molecular Pharmacology, Chief of Infectious Diseases, and the Founding Director and Chair of the Institute for Human Virology and Biodefense at the Thomas Jefferson University and Medical School. He has developed nine drugs approved world-wide in important diseases, including HIV, HCV, and tuberculosis. We believe that Dr. Pomerantz’s significant scientific, executive and board leadership experience in drug development and in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

Sol J. Barer, Ph.D. Dr. Barer has served as a member of our board of directors since April 2011. Dr. Barer served as our Chairman of the board of directors from February 2012 to May 2015. He was appointed Lead Independent Director in May 2015. Dr. Barer spent most of his professional career with the Celgene Corporation. He was Chairman from January 2011 until June 2011, Executive Chairman from June 2010 until January 2011, and Chairman and Chief Executive Officer from May 2006 until June 2010. Before assuming the CEO position, he was appointed Chief Operating Officer in 1994 and President in 1993. Dr. Barer was the founder of the biotechnology group at the Celanese Research Company which was subsequently spun out to form Celgene. Dr. Barer serves as Chairman of the board of directors of the public companies Aevi Genomic Medicine, and Teva Pharmaceutical Industries, and the private company Centrexion. He is an advisor to biotechnology/medical companies, the Israel Biotech Fund and not for profit organizations. In 2011, Dr. Barer was Chairman of the University of Medicine and Dentistry of New Jersey Governor’s Advisory Committee which resulted in sweeping changes in the structure of New Jersey’s medical schools and public research universities. He previously served as a Commissioner of the NJ Commission on Science and Technology. He was a member of the Board of Trustees of Rutgers University and served two terms as Chair of the Board of Trustees of BioNJ, the New Jersey biotechnology organization. Dr. Barer received a Ph.D. in Organic Chemistry in 1974 from Rutgers University where he was an NDEA Graduate Fellow and a B.S. in 1968 from Brooklyn College (City University of New York) where he was an NSF Undergraduate Fellow and Regents Scholar. He received an LL.D. (Honorary) from the Rabbinical College of America in 2018. We believe that Dr. Barer’s significant scientific, executive and board leadership experience in the pharmaceutical and biotechnology industries qualifies him to serve as a member of our board of directors.

Isaac Blech. Mr. Blech has served as a member of our board of directors since August 2010. Mr. Blech has served as the co-founder and Vice Chairman of Sapience Therapeutics Inc. since November 2015, as the co-founder and Vice Chairman of Elucida Oncology Inc. since 2013, as the co-founder and Vice Chairman at Centrexion Therapeutics Corp. since 2011, as the co-founder and Vice Chairman at Cerecor Inc. since 2011, and as the Vice Chairman of Aridis Pharmaceuticals since December 2015. Mr. Blech currently serves as a Director for Adheara Therapeutics, Inc., Edge Therapeutics Inc., SpendSmart Networks Inc., X4 Pharmaceuticals Inc., and X-VAX Technology, Inc. Mr. Blech is a successful founder and investor in the biotechnology industry. Over the past 35 years, he has established multiple successful biotechnology companies. These include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation and Genetics Systems Corporation. Mr. Blech earned a B.A. from Baruch College in 1975. We believe that Mr. Blech’s business experience and ties to the investment community qualify him to serve as a member of our board of directors.

David N. Low, Jr. Mr. Low has served as a member of our board of directors since April 2014. Mr. Low has worked as an investment banker since 1987, with broad investment and advisory experience in the life sciences, biotechnology and medical technology sectors. Since June 2017, Mr. Low has served as a partner at MTS Health Partners, a healthcare investment banking boutique. From 2002 to April 2017, Mr. Low was a member of Lazard’s Life Sciences Group as a Managing Director and Senior Advisor. Mr. Low has advised on major M&A transactions in the life sciences, biotechnology and medical technology sectors, and has worked with private and public companies to raise capital, including emerging growth companies. Prior to joining Lazard, Mr. Low was a Managing Director at JP Morgan Chase & Co. and a Senior Vice President at Lehman Brothers. Mr. Low serves on the board of directors of the Philharmonia Baroque Orchestra. Mr. Low holds an A.B. from Harvard College, where he graduated cum laude, an M.A. from the Johns Hopkins University School of Advanced International Studies and an M.B.A. from Yale University. We believe that Mr. Low’s significant investment and financial advisory experience qualifies him to serve as a member of our board of directors.

Michael J. Otto, Ph.D. Dr. Otto has served as a member of our board of directors since April 2014. Dr. Otto served as Chief Scientific Officer of Pharmasset from October 1999 until February 2012, when the company was acquired by Gilead Sciences. He led the research team responsible for the discovery of sofosbuvir for the treatment of HCV infections. In previous capacities, he has served as Associate Director of Anti-Infectives Clinical Research at Rhône-Poulenc Rorer, Vice President for Research and Development at Avid Therapeutics, Inc., Research Manager at DuPont Pharmaceuticals and Dupont Merck Pharmaceuticals and as Group Leader in the Virology Dept. at Sterling Drug in Rensselaer, NY. Prior to joining Sterling Drug, Dr. Otto was Research Assistant Professor at Yale University School of Medicine, Dept. of Pharmacology. Dr. Otto also served as the US editor for Antiviral Chemistry & Chemotherapy from 1989 until 2012. Dr. Otto holds a B.S. degree from Loyola University of Chicago and a Ph.D. degree in medical microbiology from The Medical College of Wisconsin. He is the author or coauthor of over 100 research papers and book chapters and named inventor on several patents and patent applications. We believe that Dr. Otto’s substantial scientific and executive leadership experience in the pharmaceutical industry qualifies him to serve as a member of our board of directors.

Cary W. Sucoff. Mr. Sucoff has served on our board of directors since May 2010. Mr. Sucoff has more than 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. He has participated in the financing of more than 100 public and private biotech companies. Since 2011, Mr. Sucoff has owned and operated Equity Source Partners LLC, an advisory and consulting firm. In addition to ContraFect, Mr. Sucoff currently serves on the board of directors of, Legacy Education Alliance and First Wave Technologies, Inc. In addition, Mr. Sucoff currently serves as a consultant to Sapience Therapeutics and Galimedix Pharmaceuticals Inc. Mr. Sucoff is the past President of New England Law/Boston, has been a member of the Board of Trustees for over 25 years and is the current Chairman of the Endowment Committee. Mr. Sucoff received a B.A. from SUNY Binghamton in 1974 and a J.D. from New England School of Law in 1977, where he was managing editor of the Law Review and graduated magna cum laude. He has been a member of the Bar of the State of New York since 1978. We believe that Mr. Sucoff’s broad financial and legal experience qualifies him to serve as a member of our board of directors.

Required Vote

The election of each of the above director nominees requires the approval of a plurality of the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. This means that the seven nominees receiving the highest number of affirmative “FOR” votes will be elected as directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

The board of directors unanimously recommends a vote “FOR’’ the election of the above director nominees.

CORPORATE GOVERNANCE

Director Independence

Except as may otherwise be permitted by the applicable listing standards of Nasdaq, a majority of the members of the board of directors shall be independent directors. The board of directors has determined that Dr. Barer, Mr. Blech, Mr. Low, Dr. Otto, Dr. Pomerantz and Mr. Sucoff qualify as independent directors under the applicable listing standards of Nasdaq. The board of directors has also determined that each director who currently serves on the Audit Committee is independent under the applicable listing standards of Nasdaq and Rule 10A-3 under the Exchange Act, and that each director who currently serves on the Compensation Committee meets Nasdaq’s heightened standard of independence applicable to compensation committee members, and that each director who currently serves on the Nominating and Corporate Governance Committee is independent under the applicable listing standards of Nasdaq. The board of directors has determined that Dr. Gilman is not independent under the applicable Nasdaq listing standards as he serves as our Chief Executive Officer.

Director Nominations

The board of directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. Except where the Company is legally required by contract, by-law or otherwise to provide third parties with the right to nominate directors, the Nominating and Corporate Governance Committee is responsible for the identification of individuals qualified to become directors and the recommendation of nominees for election to the board of directors. In making such recommendations, the Nominating and Corporate Governance Committee considers candidates proposed by stockholders of the Company, and reviews and evaluates information available to it regarding such candidates according to the same criteria and processes as it does in considering other candidates.

The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the board of directors in fulfilling its responsibilities. The value of diversity is taken into consideration by the Nominating and Corporate Governance Committee when considering director nominees. In furtherance of that objective, the Nominating and Corporate Governance Committee has a number of criteria in the evaluation of director nominees. Director nominees should have a reputation for integrity, honesty and adherence to high ethical standards. The Nominating and Corporate Governance Committee believes that director nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company. Additionally, director nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the board of directors and its committees. Furthermore, director nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders. Director nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director. The Nominating and Corporate Governance Committee does not assign specific weight to particular criteria, nor has it adopted a particular policy.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, 28 Wells Avenue, Third Floor, Yonkers, New York 10701.

Board Leadership Structure and Risk Oversight

Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Our Corporate Governance Guidelines further provide that the Nominating and Corporate Governance Committee will periodically assess the board of directors’ leadership structure, including whether the positions of Chairman of the Board and Chief Executive Officer should be separate. As a result of the appointment of our Chairman of the Board, Steven C. Gilman, as Chief Executive Officer in March 2016, we combined these leadership positions. Sol Barer serves as our Lead Independent Director. In this role, Dr. Barer assists the Chairman of the Board with his leadership and oversight responsibilities and acts as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board.

Both the full board of directors and its committees oversee the various risks faced by the Company. Management is responsible for the day-to-day management of the Company’s risks and provides periodic reports to the board of directors and its committees relating to those risks and risk-mitigation efforts. The board of directors’ oversight of risk is conducted primarily through the standing committees of the board of directors, the members of which are all independent directors, with the Audit Committee taking a lead role on oversight of financial risks and in interfacing with management on significant risks or exposures, including cybersecurity risks, and assessing the steps management has taken to minimize such risks. The Audit Committee also is charged with, among other tasks, oversight of management on the Company’s guidelines and policies to govern the process by which the Company’s exposure to risk is handled. Members of the Company’s management, including our chief financial officer, periodically report to the Audit Committee regarding risks overseen by the Audit Committee, including quarterly with respect to the Company’s internal control over financial reporting. The Compensation Committee, in consultation with management, has reviewed the design and operation of the Company’s compensation arrangements and evaluated the relationship between the Company’s risk management policies and practices and these arrangements. As a result of this review, the Compensation Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our board of directors does not believe that its role in the oversight of our risks affects the board’s leadership structure.

Attendance at Board of Directors, Committee and Annual Stockholder Meetings

Directors are responsible for attending board of directors meetings, meetings of committees on which they serve and the annual meetings of the stockholders, and devoting the time needed, and meeting as frequently as necessary, to discharge their responsibilities properly. During the fiscal year ended December 31, 2018, our board of directors held five (5) meetings, four (4) Audit Committee meetings, four (4) Compensation Committee meetings, three (3) Nominating and Corporate Governance Committee meetings and two (2) Science and Technology Committee meetings. Our independent directors also had regularly scheduled executive sessions. All directors attended at least 75% of the board of directors meetings and committee meetings that were held during that period during which he or she was a director of the Company and in which he or she was a member of such committees. All of the directors who were nominated for election at the meeting attended the Company’s 2018 annual meeting of stockholders.

Committees of the Board of Directors

Our board of directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate pursuant to written charters that are available on the Corporate Governance page of our website at http://ir.contrafect.com/governance-docs. The current membership of each committee is listed below.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Science and Technology Committee
Mr. Low (C)(FE)*	Dr. Otto (C)*	Mr. Blech (C)*	Mr. Pomerantz (C)*
Dr. Pomerantz*	Mr. Blech*	Dr. Barer*	Dr. Otto*
Mr. Sucoff*	Mr. Low*	Mr. Sucoff*	Dr. Barer*
Dr. Gilman

(C)	Chair of the committee.
(FE)	Qualifies as a financial expert.
*	Independent director under the applicable listing standards of Nasdaq and the SEC rules.

Audit Committee

Our board of directors has determined that Mr. Low qualifies as an Audit Committee financial expert within the meaning of SEC regulations based on his formal education and the nature and scope of his previous experience. Our board of directors has determined that all current Audit Committee members meet the heightened independence criteria of Rule 10A-3 of the Securities Exchange Act of 1934 applicable to Audit Committee members. Our Audit Committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and overseeing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing procedures for the receipt and treatment of complaints regarding accounting or auditing matters;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Our Audit Committee had four (4) meetings in 2018. During 2018, senior members of our financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. The Audit Committee discussed with the independent auditor the overall scope and plans for its audit.

Compensation Committee

All of the members of the Compensation Committee are independent directors, including after giving consideration to the factors specified in the Nasdaq listing rules for compensation committee independence. The Compensation Committee held four (4) meetings in 2018. Our Compensation Committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to our board with respect to director compensation.

Subject to the terms of our compensation plans, the Compensation Committee has discretion to determine the amount, form, structure and implementation of compensation payable to our executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans. In exercising such discretion, the Compensation Committee consults with our management and may engage an independent compensation consultant from time to time. Our Chief Executive Officer annually reviews the performance of each of the other executive officers relative to individual and corporate annual performance goals established for the year. The Chief Executive Officer then presents his or her compensation recommendations based on these reviews to the Compensation Committee. To the extent permitted by and consistent with applicable law and the provisions of a given equity-based plan, the Compensation Committee may delegate to one or more subcommittees or executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company.

Role of Compensation Consultants

The Compensation Committee uses the services of external compensation consultants to obtain relevant information on compensation practices and trends within the peer group and among the broader market.

Beginning in 2015, and as it related to the process for developing executive and director compensation for subsequent years, the Compensation Committee engaged Radford Surveys (“Radford”), a division of Aon Corporation, as its compensation consultant. Radford was engaged by, and reported directly to, the Compensation Committee. Management did not participate in the selection process for the Compensation Committee’s compensation consultant. The Compensation Committee is not aware of any conflict of interest on the part of Radford or any factor that would otherwise impair the independence of Radford relating to the services it performed for the Compensation Committee. Radford does not perform any other services for the Company.

In its advisory role, Radford assisted the Compensation Committee in the design and implementation of our executive and director compensation programs. This included advising the Compensation Committee with respect to the competitiveness of our executive and director compensation program in comparison to industry practices, and the identification of any trends in executive and director compensation in our peer group. The Compensation Committee considered the market comparison data and peer group data in making compensation decisions. Radford also assisted the Compensation Committee in selecting the key elements to include in its compensation program and the establishment of performance targets.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee had three (3) meetings in 2018. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the Nasdaq listing rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each committee of our board of directors;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	reviewing the compositions of committees and their respective charters;

•	developing and recommending modifications to corporate governance guidelines to the board;

•	reviewing Board structure; and

•	overseeing periodic evaluations of the board.

Science and Technology Committee

The Science and Technology Committee meets periodically to discuss scientific and technological developments that may affect our business. The Science and Technology Committee held two (2) meetings in 2018.

Code of Ethics

Our board of directors has adopted a Code of Ethics and Business Conduct applicable to all officers, directors and employees, which is available on our website at http://ir.contrafect.com/governance-docs. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct, as well as Nasdaq’s requirement to disclose waivers with respect to directors and executive officers, by posting such information on our website at the address specified above.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Ernst & Young LLP has audited our financial statements since April 16, 2013. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions. Although stockholder ratification of our appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the appointment of Ernst & Young LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If ratification is not obtained, the Audit Committee will consider this fact when it appoints the independent auditor for 2020, but will not be required to appoint a different independent auditor. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of the Company.

Principal Accountant Fees and Services

The following table presents aggregate fees billed to us for services rendered by Ernst & Young LLP during the years ended December 31, 2018 and 2017.

	Fiscal year ended December 31, 2018	Fiscal year ended December 31, 2017
Audit Fees (1)	$469,289	$443,894
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$469,289	$443,894

(1)	Audit fees consisted of fees paid for our annual audits, review of our quarterly reports on Form 10-Q and our SEC filings related to our S-3 and S-8 registration statements.

Preapproval Policies and Procedures

It is our policy that the Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however , that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee may form one or more subcommittees, as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member), to make any preapproval decisions relating to audit, review, attest or non-audit services, among other things. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting. During 2018, the Audit Committee pre-approved all audit and non-audit services in accordance with this policy.

Required Vote

Ratification of Ernst & Young as our independent registered public accounting firm will require the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

EXECUTIVE OFFICER BIOGRAPHIES

Biographical information concerning each of our executive officers is set forth below.

Natalie Bogdanos, J.D. Ms. Bogdanos, age 50, has served as our General Counsel and Corporate Secretary since August 2014, and served as a member of the Interim Office of the Chief Executive Officer from March 2017 to June 2017. Ms. Bogdanos has also served as our Data Protection Officer since July, 2018. She has over 20 years of experience in the legal field, almost 14 of which were serving as the chief legal officer of a publicly traded biotechnology company. Prior to joining ContraFect in 2014, Ms. Bogdanos served as a full time legal consultant for Ferring Pharmaceuticals, Inc. from January 2014 to August 2014. Prior to that, Ms. Bogdanos served as Associate General Counsel at Memorial Sloan-Kettering Cancer Center (“MSKCC”), a cancer treatment and research institution, where she held a joint appointment with the Office of the General Counsel and the Office of Technology Development (“OTD”) from 2012 to 2013. At MSKCC, she provided legal counsel and guidance to various departments throughout the institution while having sole responsibility for the legal oversight of the OTD. Prior to MSKCC, she was General Counsel at Enzo Biochem, Inc. (“Enzo”), a publicly traded international biotechnology and life science company, from 2003 to 2012. At Enzo, she was responsible for leading the legal department, ensuring SEC and regulatory compliance, overseeing litigation and managing Enzo’s portfolio of 500+ patents and patent applications and negotiating complex business development agreements as well as other contracts. Previously, Ms. Bogdanos was an associate at Amster, Rothstein & Ebenstein from 1999 to 2003 where her practice focused on all intellectual property matters including related litigation. Ms. Bogdanos was a faculty member at the Practising Law Institute. Prior to attending law school, she was a research technician at the Public Health Research Institute where her work focused on Staphylococcus aureus. Ms. Bogdanos is an attorney and admitted to practice law in New York, the United States District Court, Southern and Eastern District of New York and the United States Court of Appeals for the Federal Circuit. She is also licensed to practice before the United States Patent and Trademark Office. Ms. Bogdanos received her J.D. from New York Law School and her Bachelor of Arts in Biology, with honors, from Queens College of the City University of New York.

Cara Cassino, M.D. Dr. Cassino, age 57, has served as our Chief Medical Officer since September 2015, also as Executive Vice President of Research and Development since August 2016, and served as a member of the Interim Office of the Chief Executive Officer from March 2017 to June 2017. Dr. Cassino has over 20 years of experience as a clinician and executive in healthcare, including over 15 years of experience in pharmaceutical product development with over 20 successful regulatory submissions in the United States and globally. Prior to joining ContraFect, Dr. Cassino served as an independent consultant to various pharmaceutical and biotechnology companies, including Scynexis, from December 2014 to September 2015. Prior to that, she served as Senior Vice President at Forest Laboratories, Inc., a biopharmaceutical company (acquired by Actavis plc, now Allergan plc), where she oversaw Global Clinical Development from 2013 to 2014. While at Forest, she was responsible for pre- and post-marketing clinical activities for a portfolio of 35 compounds, and also clinical due diligence for M&A activity, including the $2.9 billion acquisition of Aptalis Pharma and the $1.1 billion acquisition of Furiex Pharmaceuticals. From 2008 to 2013, Dr. Cassino held a number of senior positions at Pfizer, including Global Medical Team Leader of Pfizer’s antibacterial franchise which included Zyvox (linezolid) and Medicines Development Group VP for Pulmonary Vascular Disease and Rare Diseases. Prior to joining Pfizer, Dr. Cassino also served as Executive Medical Director for the late stage U.S. respiratory franchise at Boehringer-Ingelheim Pharmaceuticals, Inc. and was a member of the academic faculty of the Division of Pulmonary and Critical Care Medicine at New York University (NYU) School of Medicine for eight years prior to joining industry. Dr. Cassino received her B.A., summa cum laude, in Chemistry and Fine Arts from NYU where she was elected Phi Beta Kappa, followed by an M.D. from NYU School of Medicine. She completed her internship and residency in Internal Medicine at NYU/Bellevue Hospital and a fellowship in Pulmonary/Critical Care Medicine at NYU and Mount Sinai Medical Centers. Dr. Cassino is Board Certified in both internal medicine and pulmonary medicine.

Michael Messinger, CPA. Mr. Messinger, age 44, has served as our Chief Financial Officer since November 2018. He has more than 18 years of experience in finance, accounting and forecasting for clinical development.

Prior to joining ContraFect in November 2012 as our Vice President, Finance, and later serving as our Senior Vice President, Finance beginning in August 2016, he served as Director of Finance at Lexicon Pharmaceuticals, Inc. (“Lexicon”) for eight years and also held the position of Controller for three years. Prior to working at Lexicon, Mr. Messinger served as Controller of Coelacanth Corporation (which was acquired by Lexicon) for two years. While at Lexicon, Mr. Messinger was responsible for the financial management of Lexicon’s partnership with Symphony Capital, LLC, in addition to coordinating fiscal and program management concerning Lexicon’s development programs. Mr. Messinger received his B.B.A. degree in accounting from the University of Michigan. He started his career as an auditor at Ernst & Young LLP.

Nancy Dong. Ms. Dong, age 53, has served as our Vice President, Finance and Administration since March 2017. She has more than 20 years of experience in accounting, strategic planning, budgeting and forecasting, organizational development, financial systems and controls and human resources. Prior to joining ContraFect in 2010 as Vice President, Controller, she served as controller at XL Marketing, a direct marketing firm, from 2009 to 2010 and at Alley Corp, a company that provides strategic advice to companies within its network, from 2007 to 2009. She also served as Vice President of Finance and Administration at DCM, a tele-services firm supporting the performing arts, from 2002 to 2007. Ms. Dong also held the positions of COO and CFO at Semaphore, a project management software development firm. Ms. Dong received her B.A. degree from Yale University and a MPPM degree from The Wharton School at the University of Pennsylvania. She started her career as a management consultant at Ernst & Young LLP.

EXECUTIVE COMPENSATION

We have elected to provide compensation disclosure pursuant to the reduced disclosure requirements applicable to emerging growth companies, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

Our executive compensation program, consisting of a three-part compensation strategy that includes base salary, annual performance- based cash bonuses and long-term equity incentive compensation, is designed to (i) pay for performance to encourage both Company and individual achievement; (ii) encourage efficient use of Company resources; and (iii) provide market competitive compensation to attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company.

The Company does not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation but strives to develop comprehensive packages that are competitive with those offered by other companies with which the Company competes to attract and retain talented executives. Under the Company’s compensation practices, cash compensation consists of an annual base salary and performance-based bonuses, and equity-based compensation primarily consists of grants of stock options.

Named Executive Officers

Our named executive officers for 2018 set forth in this proxy statement (the “Named Executive Officers”) are:

•	Steven C. Gilman, Ph.D., Chief Executive Officer and Chairman of the Board;

•	Cara M. Cassino, M.D., Chief Medical Officer and Executive Vice President of Research & Development; and

•	Natalie Bogdanos, J.D., General Counsel and Corporate Secretary

2018 Summary Compensation Table

The table below sets forth the compensation earned during fiscal years 2018 and 2017 by our Named Executive Officers.

Name and Principal Position		Salary ($)		Bonus ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation (3)		Total ($)
Steven C. Gilman, Ph.D.	2018		$525,000		$—		$256,461		$496,125		$36,912		$1,314,498
Chief Executive Officer	2017		$470,313		$—		$379,571		$574,875		$34,642		$1,459,401

Cara M. Cassino, M.D. Chief Medical Officer and Executive Vice President of Research and Development	2018 2017	$ $	469,809 456,125	$ $	— 200,000	$ $	235,944 180,748	$ $	259,405 289,822	$ $	36,925 34,642	$ $	1,002,083 1,161,337

Natalie Bogdanos, J.D.	2018		$378,268		$—		$205,169		$139,240		$23,127		$745,804
General Counsel and Corporate Secretary	2017		$367,250		$70,000		$156,649		$155,567		$21,911		$771,377

(1)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock options awarded during the year computed in accordance with the provisions of Financial Accounting

Standards Board Accounting Standard Codification, or ASC, Topic 718, disregarding estimated forfeitures. See Note 11 to our financial statements included in our Annual Report on Form 10-K filed on March 14, 2019 regarding assumptions underlying the valuation of these equity awards.
(2)	Represents annual bonuses earned under our performance-based bonus program.
(3)

The amounts reported in the “All Other Compensation” column include the sum of the incremental cost to us of all perquisites and other personal benefits, which are comprised of medical and life insurance premiums paid by us and not provided to all employees generally, and employer 401(k) contributions made by us on behalf of each Named Executive Officer.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth information regarding outstanding stock options held by our Named Executive Officers as of December 31, 2018.

	Option Awards
Name and Principal Position	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($/share)	Option expiration date
Steven C. Gilman, Ph.D.	30,000	—		$4.65	5/18/2025
Chief Executive Officer	170,000	—		$4.65	5/18/2025
	75,000	—		$3.63	3/21/2026
	15,000	—		$3.22	5/6/2026
	157,500	157,500	(1)	$1.75	2/1/2027
	62,500	187,500	(2)	$1.44	2/1/2028

Cara M. Cassino, M.D.	150,000	—		$4.08	11/2/2025
Chief Medical Officer and Executive Vice	27,000	9,000	(3)	$3.29	2/7/2026
President of Research and Development	81,250	18,750	(4)	$3.29	2/7/2026
	37,500	112,500	(1)	$1.75	2/1/2027
	57,500	172,500	(2)	$1.44	2/1/2028

Natalie Bogdanos, J.D.	21,428	—		$4.05	8/18/2024
General Counsel and Corporate Secretary	22,350	—		$4.61	2/6/2025
	25,000	25,000	(3)	$3.29	2/7/2026
	32,500	97,500	(1)	$1.75	2/1/2027
	50,000	150,000	(2)	$1.44	2/1/2028

(1)	The shares underlying the option vest over four years beginning on January 1, 2017, with 6.25% of the shares underlying the option vesting at the end of each calendar quarter thereafter.
(2)	The shares underlying the option vest over four years beginning on January 1, 2018, with 6.25% of the shares underlying the option vesting at the end of each calendar quarter thereafter.
(3)	The shares underlying the option vest over four years beginning on January 1, 2016, with 6.25% of the shares underlying the option vesting at the end of each calendar quarter thereafter.
(4)

The shares underlying the option vest over four years, with 25% of the shares underlying the option vesting on September 28, 2016 and 6.25% of the shares underlying the option vesting at the end of each quarter thereafter.

Employment Arrangements

Steven C. Gilman

During 2018, Dr. Gilman served as our President and Chief Executive Officer under the terms of a letter agreement entered into on July 21, 2016, and amended effective as of May 29, 2018 (together, the “Gilman Agreement”). The current term of the Gilman Agreement expires on July 1, 2019, unless earlier terminated by the parties in accordance with its terms, and entitles Dr. Gilman to receive base salary payments at the annualized rate of $525,000 as well as the opportunity to earn an annual performance-based bonus targeted at 75% of his base salary, with the ability to earn a bonus of up to 125% of his base salary for exceeding targeted performance.

Dr. Gilman has also agreed to serve as Chairman of our board of directors, without additional compensation, for any period during the term of the Gilman Agreement that he is elected to serve as a Board member, and we have agreed to nominate Dr. Gilman for reelection to our board of directors by our stockholders upon any expiration of the term of Dr. Gilman’s board service that occurs during the term of the Gilman Agreement. In addition, during the period commencing on September 21, 2016 and ending on December 31, 2018 (regardless of Dr. Gilman’s continued employment), we offered Dr. Gilman and his eligible spouse and dependents medical, dental and vision insurance coverage at substantially the same benefit levels as provided from time to time to active executive officers of ours and to pay the full premiums for such coverage. Dr. Gilman is subject to non-competition and employee non-solicitation covenants during the term of the Gilman Agreement and thereafter through December 31, 2019.

If, during the term of the Gilman Agreement, we terminate Dr. Gilman’s employment without “cause” or Dr. Gilman resigns his employment for “good reason” (as these terms are defined in the Gilman Agreement), subject to Dr. Gilman signing and not revoking a general release of claims, Dr. Gilman will be entitled to receive a lump-sum payment in an amount equal to $300,000 (or, if the employment termination occurs on or within 12 months following a change in control, 150% of his then-current base salary) and accelerated vesting of all of his unvested stock options that are subject solely to service-based vesting conditions. Additionally, upon termination of Dr. Gilman’s employment for any reason during the term of the Gilman Agreement, any vested stock options held by Dr. Gilman as of the employment termination date will generally remain exercisable for two years. Dr. Gilman’s right to receive severance payments and benefits is conditioned upon his timely executing a general release of claims.

Cara M. Cassino

On August 24, 2015, we entered into an offer letter agreement with Dr. Cassino, our Chief Medical Officer, and amended the agreement on August 22, 2016 and again on March 15, 2017 (together, the “Cassino Offer Letter”). During 2018, Dr. Cassino was paid an annual base salary of $469,809 and was eligible to earn a target annual performance bonus in an amount equal to 45% of her base salary. Effective January 1, 2019, Dr. Cassino’s annual base salary was increased to $483,903.

The Cassino Offer Letter also entitles Dr. Cassino to the following severance payments and benefits upon her resignation for good reason or termination by us without cause: (i) an amount equal to the sum of 18 months of Dr. Cassino’s then-current base salary plus 150% of Dr. Cassino’s then-current target annual bonus, payable over 18 months following the date of termination, (ii) payment of any earned but unpaid bonuses, (iii) payment of the applicable premiums for coverage pursuant to COBRA for 18 months from the date of the termination and (iv) accelerated vesting of any then-outstanding Company stock options granted prior to June 14, 2016, with the vested portion of such stock options remaining outstanding and exercisable until the date that is two (2) years following Dr. Cassino’s employment termination date, subject to the earlier final expiration dates of such options or treatment in accordance with their contractual terms in connection with certain corporate transaction.

Dr. Cassino’s right to receive severance payments and benefits is conditioned upon her timely executing a general release of claims.

Natalie Bogdanos

On June 26, 2014, we entered into an offer letter agreement with Natalie Bogdanos, our General Counsel and Corporate Secretary, and amended the agreement on November 2, 2015 (together, the “Bogdanos Offer Letter”). During 2018, Ms. Bogdanos was paid an annual base salary of $378,268 and was eligible to earn a target annual performance bonus in an amount equal to 30% of her base salary. Effective January 1, 2019, Ms. Bogdanos’s annual base salary was increased to $389,616.

The Bogdanos Offer Letter entitles Ms. Bogdanos to the following severance payments and benefits upon her termination by us without cause or her resignation for good reason: (i) base salary continuation for 12 months following the date of termination; (ii) a payment equal to 12 months of bonus; and (iii) payment of the applicable premiums for coverage pursuant to COBRA for 12 months from the date of termination for Ms. Bogdanos and her dependents. In the event that Ms. Bogdanos is terminated by us without cause or resigns for good reason, in each case, within one year following a change of control event, then, in addition to those benefits described above, all existing and outstanding stock options and other equity awards will become immediately fully vested and exercisable. Ms. Bogdanos’s right to receive severance payments and benefits is conditioned upon her timely executing a general release of claims.

Ms. Bogdanos has agreed not to divert certain corporate opportunities and not to solicit certain of our employees for one year following the termination of her employment.

2018 Non-Equity Incentive Plan Awards

Each Named Executive Officer is eligible to receive an annual non-equity incentive plan award based on performance. This award is based on the achievement of individual performance goals and Company goals, determined by our Compensation Committee at the beginning of each year. Each Named Executive Officer has a target maximum annual award amount, expressed as a percentage of the Named Executive Officer’s base salary. In 2018, Dr. Gilman was eligible to receive a non-equity incentive plan award targeted at 75% of his base salary, or $393,750. The amount of this award was based upon the level of achievement of pre-determined corporate goals comprising activities necessary to achieve certain pre-clinical, clinical, regulatory, research and financial milestones of the Company, and his performance as Chief Executive Officer of the Company. Dr. Cassino was eligible to receive a non-equity incentive plan award targeted at 45% of her base salary, or $211,414. The amount of this award was based upon the level of achievement of pre-determined goals, comprised of 70% corporate goals, and 30% individual goals. These performance-based goals included, but were not limited to, activities necessary to achieve certain pre-clinical, clinical, regulatory, research and financial milestones of the Company. Ms. Bogdanos was eligible to receive a non-equity incentive plan award targeted at 30% of her base salary, or $113,480. The amount of this award was based upon the level of achievement of pre-determined goals, comprised of 70% corporate goals, and 30% individual goals. These performance-based goals included, but were not limited to, activities necessary for the Company to achieve certain pre-clinical, clinical, regulatory, research and financial milestones, and activities required for the Company’s successful operation as a publicly traded company.

As soon as practical after the year is completed, our Compensation Committee reviews actual performance against the stated Company goals and individual goals and determines subjectively what it believes to be the appropriate level of the award, if any, for the Named Executive Officers.

In February 2019, our Compensation Committee reviewed the performance of the Company and of each individual executive against the 2018 Company and individual goals and objectives and elected to pay non-equity incentive plan awards to the Named Executive Officers. The cash amounts awarded to each Named Executive Officer for 2018 performance are set forth in the 2018 Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity and Other Compensation Plans

We generally offer stock options to our employees, including our Named Executive Officers, as the long-term incentive component of our compensation program. Our stock options generally allow employees to purchase shares of our common stock at a price equal to the fair market value of our common stock on the date of grant and may be intended to qualify as “incentive stock options” under the Internal Revenue Code.

Our stock options typically vest either (a) as to 25% of the shares subject to the option on the first anniversary of the date of grant and in equal quarterly installments over the ensuing 36 months or (b) as to all of the shares subject to the option, ratably on a quarterly basis over a four-year period following the date of grant, in either case subject to the holder’s continued employment with us as of each applicable vesting date. From time to time, our board of directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees.

We awarded stock options to our Named Executive Officers during 2018 in the following amounts:

Named Executive Officer	2018 Options Granted
Steven C. Gilman, Ph.D.	250,000
Cara M. Cassino, M.D.	230,000
Natalie Bogdanos, J.D.	200,000

These options were granted with exercise prices equal to the fair market of our common stock on the date of grant, as determined by our board of directors. Refer to the footnotes of our Outstanding Equity Awards at 2018 Fiscal Year-End table for the vesting of these options.

401(k) Retirement Plan

We maintain a retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate beginning on the first day of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, generally equal to $18,500 for 2018, and have the amount of the reduction contributed to the 401(k) plan. The Company has implemented a cash matching program whereby it contributes, on a dollar-for-dollar basis, an amount equal to 50% of employee contributions up to 3% of an employee’s salary.

2018 Director Compensation

Our non-employee directors are compensated on annual basis for their services on the board of directors as follows:

•	each non-employee director receives an annual cash retainer of $40,000;

•	each non-employee director receives an annual stock option grant to purchase 22,500 shares of our common stock, generally granted on or about the Annual Meeting Date;

•	the Chairman of the board of directors, each Chairman of a committee of the board of directors or a member of a committee of the board of directors, receives additional cash compensation as follows:

•	Chairman of the board of directors receives an additional annual retainer of $160,000;

•	Lead Director of the board of directors receives an additional annual retainer of $20,000;

•	Vice Chairman of the board of directors receives an additional annual retainer of $10,000;

•	Chairman of the Audit Committee receives an additional annual retainer of $15,000;

•	Chairman of the Compensation Committee receives and additional annual retainer of $10,000;

•	Chairman of each of the Science and Technology Committee and the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500; and

•

member of the Compensation Committee, Science and Technology Committee or the Nominating and Corporate Governance Committee—with respect to each such membership, an additional annual retainer of $5,000; member of the Audit Committee receives an additional annual retainer of $7,500.

•

each non-employee director receives an initial stock option grant to purchase 30,000 shares of our common stock upon being appointed to the board, granted as soon as reasonably practicable following the director’s appointment.

We generally grant stock options to our non-employee directors as soon as reasonably practical after the Annual Meeting as compensation for their service on our board of directors in the coming year. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and have a term of ten years from the date of grant, subject to the director’s continued service on our board of directors. The stock options vest as to 25% of the original number of shares underlying such options at the end of each calendar quarter following the date of grant.

The initial stock options granted to non-employee directors upon joining the board have an exercise price equal to fair market value on the date of grant and have a term of ten years from the date of grant, subject to the director’s continued service. The initial option grant vests 25% on the date of grant and 25% on each of the first three anniversaries of the date of grant.

Each member of our board of directors is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he serves.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2018 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Sol J. Barer, Ph.D.	$70,000	$25,214	$95,214
Roger J. Pomerantz, M.D., F.A.C.P.	$65,000	$25,214	$90,214
Isaac Blech	$52,500	$25,214	$77,714
David N. Low, Jr.	$60,000	$25,214	$85,214
Michael J. Otto, Ph.D.	$52,500	$25,214	$77,714
Cary W. Sucoff	$50,833	$25,214	$76,047

(1)

The following table shows the number of outstanding option awards held by each non-employee director as of December 31, 2018. None of our non-employee directors held unvested stock awards as of December 31, 2018.

Name	Option Awards (#)
Sol J. Barer, Ph.D.	222,854
Roger J. Pomerantz, M.D., F.A.C.P.	128,571
Isaac Blech	222,853
David N. Low, Jr.	108,571
Michael J. Otto, Ph.D.	108,571
Cary W. Sucoff	179,995

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Michael J. Otto, Ph.D., who serves as chairman, Isaac Blech and David N. Low, Jr.

During 2018, none of the members of the Compensation Committee during the last fiscal year was or is an employee or officer of the Company. None of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (3)	Weighted- average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (3)(4)
Equity compensation plans approved by security holders (1)	4,995,191	$2.34	2,821,768
Equity compensation plans not approved by security holders (2)	1,535,540	$3.66	—

(1)	Consists of the 2014 Omnibus Incentive Plan (the “2014 Plan”).
(2)	Consists of the Amended and Restated 2008 Equity Incentive Plan.
(3)	As of December 31, 2018.
(4)

The 2014 Plan provides for an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2015 and ending on (and including) January 1, 2024, equal to the lesser of (i) 4% of the outstanding shares of common stock on December 31 immediately preceding such date or (ii) a lesser amount determined by the Company’s board of directors.

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date as to the shares of our common stock beneficially owned by:

•	each of our directors;

•	each of our Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our outstanding shares of common stock.

Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. The percentage of common stock beneficially owned is based on 79,409,556 shares outstanding as of the Record Date. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the Record Date are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person or entity identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by such person or entity. Except as otherwise set forth below, the address of the beneficial owner is c/o ContraFect Corporation, 28 Wells Avenue, 3rd Floor, Yonkers, New York 10701.

	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned (%)
5% Stockholders:
Federated Investors, Inc (1)	8,441,200	10.4
Baker Bros. Advisors LP (2)	8,019,576	9.9
Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (3)	7,985,962	9.9
Jack W. Schuler (4)	7,018,439	8.7
Oracle Investment Management, Inc. (5)	6,719,772	8.4
Adage Capital Partners, L.P. (6)	5,600,000	6.8
Directors and Named Executive Officers:
Steven C. Gilman, Ph.D. (7)	619,325	*
Sol J. Barer, Ph.D. (8)	1,221,555	1.5
Roger J. Pomerantz, M.D. F.A.C.P. (9)	129,771	*
Isaac Blech (10)	1,527,649	1.9
David N. Low, Jr. (11)	218,978	*
Michael J. Otto, Ph.D. (12)	120,571	*
Cary W. Sucoff (13)	267,992	*
Cara M. Cassino, M.D. (14)	450,625	*
Natalie Bogdanos, J.D. (15)	235,290	*
All current directors and executive officers as a group (11 persons) (16)	5,334,321	6.5

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

Based on a Schedule 13G/A filed with the SEC on February 13, 2019 by Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue (collectively, the “Federated Reporting Persons”) and the Company’s records. Consists of (a) 6,441,200 shares of common stock and (b) 2,000,000 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. All of the outstanding voting stock of Federated Investors, Inc. (“Federated”) is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). The Trustees exercise collective voting control over Federated. Each of Federated and the Federated Trust have sole voting and investment power, and each of the Trustees have shared voting and investment power, over the shares. Federated, the Federated Trust, and each of the Trustees expressly disclaim beneficial ownership of such shares. The address for each of the Federated Reporting Persons is Federated Investors Tower, Pittsburgh, PA 15222.

(2)

Based on a Schedule 13G/A filed with the SEC on February 13, 2019 by Baker Bros. Advisors LP (“Baker Bros.”), Baker Bros. Advisors (GP) LLC (“Baker Bros. GP”), Felix J. Baker and Julian C. Baker (collectively, the “Baker Reporting Persons”). Consists of (a) 7,153,076 shares of common stock and (b) 866,500 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Pursuant to the management agreements, as amended, among Baker Bros., the Baker Bros. Funds and their respective general partners, the Baker Bros. Funds’ respective general partners relinquished to Baker Bros. all discretion and authority with respect to the investment and voting power of the securities held by the Baker Bros. Funds, and thus Baker Bros. has complete and unlimited discretion and authority with respect to the Baker Bros. Funds’ investments and voting power over investments. Baker Bros. GP, Felix J. Baker and Julian C. Baker as principals of Baker Bros. GP, and Baker Bros. may be deemed to be beneficial owners of the shares directly held by the Baker Bros. Funds, and may be deemed to have sole power to vote or direct the vote of and the power to dispose or direct the disposition of such shares. Each of the Baker Reporting Persons disclaims beneficial ownership of the shares held by each of the Baker Bros. Funds. The address for each of the Baker Reporting Persons is 667 Madison Avenue, 21st Floor, New York, New York 10065.

(3)

Based on a Schedule 13G/A filed with the SEC on January 22, 2019 by Shanghai Fosun Pharmaceutical (Group) Co., Ltd. and Fosun Industrial Co., Limited (the “Fosun Reporting Persons”). Consists of (a) 7,455,957 shares of common stock and (b) 530,005 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Fosun Industrial Co., Limited is a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd. Each of the Fosun Reporting Persons has shared voting and dispositive power over all shares of common stock and warrants. The address for Shanghai Fosun Pharmaceutical (Group) Co., Ltd. is Building A, No. 1289 Yishan Road, Shanghai, China and for Fosun Industrial Co., Limited is Level 54 Hopewell Centre, 183 Queen’s Road East, Hong Kong.

(4)

The address for Jack W. Schuler is c/o Crabtree Partners, 100 W. Field Drive, Suite 360, Lake Forest, IL 60045. Consists of (a) 5,818,439 shares of common stock and (b) 1,200,000 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(5)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019 by Oracle Partners, LP (“Oracle Partners”), Oracle Institutional Partners, LP (“Oracle Institutional Partners”), Oracle Associates, LLC (“Oracle Associates”), Oracle Investment Management, Inc. (“Investment Manager”), Oracle Investment Management, Inc. Employees’ Retirement Plan (“Oracle Retirement Fund”), The Feinberg Family Foundation (the “Foundation”), and Larry N. Feinberg (collectively, the “Oracle Reporting Persons”). Consists of (a) 5,719,772 shares of common stock and (b) 1,000,000 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Oracle Partners has shared voting and dispositive power over 4,668,049 shares; Oracle Institutional Partners has shared voting and dispositive power over 656,722 shares; Oracle Associates has shared voting and dispositive power over 6,196,960 shares; Investment Manager has shared voting and dispositive power over 6,419,342 shares; Oracle Retirement Fund has shared voting and dispositive power over 222,382 shares; the Foundation has shared voting and dispositive power over 51,730 shares; and Mr. Feinberg has shared voting and dispositive power over 6,471,072 shares and sole voting and dispositive power over 248,700 shares. Mr. Feinberg is the managing member of Oracle Associates, the sole shareholder, director and president of the Investment Manager and the trustee of the Foundation. The addresses of the Oracle Reporting Persons are not reported on the Schedule 13G/A.
(6)

Based on a Schedule 13G/A filed with the SEC on February 13, 2019 by Adage Capital Partners, L.P. (“Adage”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson and Phillip Gross (collectively, the “Adage Reporting Persons”). Consists of (a) 3,000,000 shares of common stock and (b) 2,600,000 shares of common stock underlying warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date. Each of the Adage Reporting Persons has shared voting and dispositive power over all shares beneficially owned. ACA, as managing member of ACPGP, directs ACPGP’s operations. Robert Atchinson and Phillip Gross are managing members of ACA. The address for each of the Adage Reporting Persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(7)

Consists of (a) 20,800 shares of common stock and (b) 598,525 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(8)

Consists of (a) 776,732 shares of common stock and (b) 444,823 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(9)

Consists of (a) 800 shares of common stock and (b) 128,971 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(10)

Consists of (a) 1,296,796 shares of common stock and (b) 230,853 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(11)

Consists of (a) 70,550 shares of common stock and (b) 148,428 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(12)

Consists of (a) 8,000 shares of common stock and (b) 112,571 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(13)

Consists of (a) 12,000 shares of common stock and (b) 255,992 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(14)

Consists of (a) 8,000 shares of common stock and (b) 442,625 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(15)

Consists of (a) 800 shares of common stock and (b) 234,490 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

(16)

Consists of (a) 2,227,063 shares of common stock and (b) 3,107,258 shares of common stock underlying options and warrants that are exercisable as of the Record Date or will become exercisable within 60 days after such date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers in which we agree to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of the Company or any of its subsidiaries. We maintain insurance policies for director and officer liability providing for maximum coverage in the amount of $20 million.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds the lesser of $120,000 or 1 percent of the average of the Company’s total assets at fiscal year-end for the last two completed years, and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person”, has a direct or indirect material interest.

Company management is responsible for determining whether a transaction meets the requirements of a related person transaction requiring review under the related person transaction policy. If review is deemed to be required under the policy, it is the responsibility of the Audit Committee to review related person transactions and approve, ratify, revise or reject related person transactions. The Audit Committee will consider all relevant facts and circumstances and will only ratify those transactions that are in our best interests. If a related party transaction involves a related person who is a director or immediate family member of a director, such director may not participate in the deliberations or vote respecting such transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers such transaction. If management determines it is impractical or undesirable to wait until an Audit Committee meeting to consummate a transaction with a related person, the chairperson of the Audit Committee may approve the transaction with the related person. Any such approval must be reported to the Audit Committee at the next regularly scheduled meeting.

The following transactions involving related persons are pre-approved under the related party transaction policy:

•

any employment by us of an executive officer, if: (i) the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”); or (ii) the executive officer is not an immediate family member of another related person, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•

any compensation or benefits paid to a director for service as a director, as long as such compensation or benefits is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K and has been approved by the Board;

•

any transaction with another company at which a related person does not have any relationship other than as a director or beneficial owner of less than 10% of that company’s shares, or a partnership in which the related person and all other related persons, in the aggregate, have an interest of less than 10%, and the related person is not a general partner of and does not have another position in the partnership, in each case if the aggregate amount involved does not exceed the greater of $200,000 or 5 percent of the other company’s or partnership’s total annual revenues;

•	any charitable contribution, grant or endowment by us to a charitable organization, foundation or university in which a related person’s only relationship is as an employee (other than an executive officer), or a director or trustee, if the aggregate amount involved does not exceed the greater of $200,000 or 5 percent of the charitable organization’s total annual receipts;

•

any transaction where the related person’s interest arises solely from the ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis (e.g., dividends); and

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the board of directors, which is reviewed at least annually. A copy of the Audit Committee Charter is available on the Corporate Governance page of our website at http://ir.contrafect.com/governance-docs. The members of the Audit Committee are Messrs. David N. Low, Jr. (Chairman), Roger J. Pomerantz, M.D., F.A.C.P. and Cary W. Sucoff, each of whom meets the independence standards established by Nasdaq and the rules of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the board of directors and is responsible for providing independent, objective oversight of our accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including those matters required by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee

David N. Low, Jr. (Chairman)

Cary W. Sucoff

Roger J. Pomerantz, M.D., F.A.C.P.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% common stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file. Specific due dates for these reports have been established and we are required to identify in this proxy statement those persons who failed to timely file these reports. Based solely on our review of these forms and written representations from the officers and directors received by us, we believe that during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements were complied with in a timely fashion.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to our directors, officers or employees for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By Order of the Board

Natalie Bogdanos
General Counsel & Corporate Secretary

March 20, 2019

Our 2018 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 28 Wells Avenue, Third Floor, Yonkers, New York 10701, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of the Record Date, the stockholder was entitled to vote at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF CONTRAFECT CORPORATION May 7, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: Copies of the 2019 Proxy Statement and the 2018 Annual Report to stockholders are also available online at http://www.astproxyportal.com/ast/19556 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20730000000000001000 4 050719 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN FOR HERE AGAINST ABSTAIN 1. Election of Directors: 2. Ratification of the appointment of Ernst & Young LLP as the NOMINEES: Company’s independent registered public accounting firm. FOR ALL NOMINEES O O Sol Isaac J. Blech Barer, Ph.D. O WITHHOLD AUTHORITY Steven C. Gilman, Ph.D. FOR ALL NOMINEES O David N. Low, Jr., M.B.A. O Michael J. Otto, Ph.D. FOR (See ALL instructions EXCEPT below) O Roger J. Pomerantz, M.D., F.A.C.P. O Cary W. Sucoff, J.D. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: MARKâ“X” HERE IF YOU PLAN TO ATTEND THE MEETING. To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above may not the . Please be box submitted at note right and that via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such sign ..exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give full .

CONTRAFECT CORPORATION Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting of Stockholders on May 7, 2019 The undersigned hereby appoints Natalie Bogdanos, General Counsel and Corporate Secretary, and Michael Messinger, Chief Financial Officer (each, a “Proxy” and together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote all the shares of common stock that the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ContraFect Corporation to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, 12th Floor, New York, New York 10022, on May 7, 2019 at 9:00 A.M. EDT and at any continuation, postponement or adjournment thereof, as designated on the reverse side of this card. In their discretion, the proxies are authorized to vote (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or at any adjournments, continuations, or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2. (Continued and to be signed on the reverse side.)